As filed with the Securities and Exchange Commission on May 16, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELUS CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Floor 8, 555 Robson Street

Vancouver, British Columbia V6B 3K9, Canada

(604) 697-8044

(Address of Principal Executive Offices)

Long-Term Incentive Plan
(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 590-9200

(Name, address and telephone number, including area code, of agent for service)

With Copy To:

Richard B. Aftanas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Long-Term Incentive Obligations (1)	$4,000,000	100%	$4,000,000	$458.40

(1)          The Long-Term Incentive Obligations are unsecured general obligations to pay compensation in accordance with the terms of the Long-Term Incentive Plan.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by TELUS Corporation (the “Registrant”) to register $4,000,000 in Long-Term Incentive Obligations issuable under the Long-Term Incentive Plan (the “Plan”). The Registrant is including the Long-Term Incentive Obligations in this Registration Statement because of the uncertainty as to whether the Long-Term Incentive Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”). The inclusion of the Long-Term Incentive Obligations in this Registration Statement is not an admission by the Registrant that the Long-Term Incentive Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)                                  Annual Report on Form 40-F for the fiscal year ended December 31, 2011; and

(2)                                  Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on February 23, 2012 and May 9, 2012 (Film No. 12826812).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

The obligations under the Plan (the “Long-Term Incentive Obligations”) registered hereunder are unsecured obligations to pay compensation in the future in accordance with the terms of the Plan. The Plan is included as Exhibit 99.1 to this Registration Statement. Exhibit 99.1 sets forth a description of the Long-Term Incentive Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under Securities Act.

No participant under the Plan shall have any preferred claim to, or any beneficial ownership interest in, any assets which are subject to the Plan. All such assets are subject to the claims of creditors until they are paid to the participant in accordance with the terms of the Plan.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the Long-Term Incentive Obligations being registered pursuant to this Registration Statement has been passed upon by Farris, Vaughan, Wills & Murphy LLP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:

160  Subject to section 163, a company may do one or both of the following:

(a)   indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)   after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161  Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)   has not been reimbursed for those expenses, and

(b)   is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162 (1)  Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2)  A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163 (1)  A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a)   if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)   if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)   if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)   in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2)  If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)   indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b)   pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Article 20 of the Articles of the Registrant provides as follows:

Indemnification

20.1  Definitions

In this Article 20:

(1)  “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)  “eligible party” means a director or former director of the Company or any subsidiary of the Company, or an officer or former officer of the Company or any subsidiary of the Company;

(3)  “eligible proceeding” means a proceeding, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, former director, officer or former officer of the Company or its subsidiaries:

(a)   is or may be joined as a party; or

(b)   is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(4)  “expenses” has the meaning set out in the Business Corporations Act;

(5)  “proceeding” includes a legal proceeding or investigative action, whether current, threatened, pending or completed; and

(6)  “subsidiary” for this Article 20 includes any partnership or joint venture which is controlled, directly or indirectly by the Company.

20.2  Mandatory Indemnification of Eligible Parties

Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible person is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3  Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4  Non-Compliance with Business Corporations Act

The failure of an eligible party, or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5  Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)  is or was a director, officer, employee or agent of the Company;

(2)  is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)  at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(4)  at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.”

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears at the end of this Registration Statement and is incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 16th day of May, 2012.

TELUS CORPORATION

By:	/s/ Monique Mercier

Name:	Monique Mercier

Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren Entwistle, Robert G. McFarlane and Monique Mercier and each of them, his true and lawful attorney-in-fact and agent will full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 16th day of May, 2012.

Signature	Title

/s/ Darren Entwistle	Director, President and Chief Executive Officer (Principal Executive Officer)
Darren Entwistle

/s/ Robert G. McFarlane	Executive Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Robert G. McFarlane

/s/ Brian A. Canfield	Chairman
Brian A. Canfield

/s/ R.H. (Dick) Auchinleck	Director
R.H. (Dick) Auchinleck

/s/ A. Charles Baillie	Director
A. Charles Baillie

/s/ Micheline Bouchard	Director
Micheline Bouchard

/s/ R. John Butler	Director
R. John Butler

/s/ Stockwell Day	Director
Stockwell Day

/s/ Pierre Y. Ducros	Director
Pierre Y. Ducros

/s/ Ruston E.T. Goepel	Director
Ruston E.T. Goepel

/s/ John S. Lacey	Director
John S. Lacey

/s/ William A. MacKinnon	Director
William A. MacKinnon

/s/ Donald Woodley	Director
Donald Woodley

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States, in the State of Delaware, Country of the United States of America, on this 16th day of May, 2012.

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Farris, Vaughan, Wills & Murphy.

23.1	Consent of Farris, Vaughan, Wills & Murphy (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on the signature page hereto).

99.1	Long-Term Incentive Plan.